PHILIP C. ACKERMAN
                       10 Lafayette Square
                     Buffalo, New York  14203


                                                  Exhibit F-1(b)





                                   December 20, 1995




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.   20549

          RE:    National Fuel Gas Company
                 National Fuel Gas Distribution Corporation
                 National Fuel Gas Supply Corporation
                 Seneca Resources Corporation
                 Utility Constructors, Inc.
                 Highland Land & Minerals, Inc.
                 Leidy Hub, Inc.
                 Data-Track Account Services, Inc.
                 Horizon Energy Development, Inc.
                 National Fuel Resources, Inc.
                 Short Term Financing - 1996 through 2000
                 SEC File No. 70-8729

Ladies and Gentlemen:

          This opinion relates to the joint application-declaration filed on or about October 27, 1995 as amended by Amendment No. 1 thereto filed December 20, 1995 (the "Application-Declaration"), by National Fuel Gas Company ("National") and its subsidiary corporations, National Fuel Gas Distribution Corporation ("Distribution"), National Fuel Gas Supply Corporation ("Supply"), Seneca Resources Corporation ("Seneca"), Utility Constructors, Inc. ("UCI"), Highland Land & Minerals, Inc. ("Highland"), Leidy Hub, Inc. ("Leidy"), Data-Track Account Services, Inc. ("Data-Track"), Horizon Energy Development, Inc. ("Horizon") and National Fuel Resources, Inc. ("NFR") (collectively, the "Participating Subsidiaries"), under

Securities and Exchange Commission
December 20, 1995
Page 2



the Public Utility Holding Company Act of 1935, as amended.  The
Application-Declaration seeks authorization for:

          (i) the issuance and sale by National of commercial paper and/or short-term unsecured notes up to a maximum principal amount of $600,000,000 ("Notes");

          (ii) the use of up to $75,000,000 of the proceeds of the sale of such commercial paper and/or Notes for its own corporate purposes;

          (iii) the loaning of the proceeds from National's issuance and sale of Notes and/or commercial paper and/or any of National's excess funds to its participating subsidiaries through a money pool, in the following maximum principal amounts:

                 Distribution               $315,000,000

                 Supply                      175,000,000

                 Seneca                      200,000,000

                 UCI                           3,000,000

                 Highland                      5,000,000

                 Leidy                         5,000,000

                 Data-Track                    1,000,000

                 NFR                          25,000,000

                 Horizon                      75,000,000

in exchange for a corresponding amount of short-term notes from each Participating Subsidiary; and

          (iv)   the allocation by National among the
Participating Subsidiaries in proportion to their participation in the money pool arrangement described in clause (iii), of the costs, expenses, payments and receipts associated with interest rate and currency exchange agreements entered into by National in order to achieve interest rate protection for a specified portion (not to exceed $300,000) of its outstanding short-term indebtedness (collectively, "Swap Agreements").

Securities and Exchange Commission
December 20, 1995
Page 3



          I am of the opinion that:

                 1. National is a corporation validly organized and duly existing under the laws of the State of New Jersey.

                 2.   If the aforementioned transactions are
                approved by the Board of Directors of National and are consummated in accordance with the Application-Declaration, and the order of the Securities and Exchange Commission thereon:

                      (a)  all state laws applicable to the
                     proposed transactions will have been complied with;

                      (b)  the Notes and commercial paper will be
                     valid and binding obligations of National enforceable in accordance with their terms, subject to the effect of any applicable bankruptcy or insolvency laws;

                      (c)  if the respective Boards of Directors
                     of Distribution, Supply, Seneca, UCI,
                     Highland, Leidy, Data-Track, Horizon and NFR approve the issuance and sale of the short-term notes to be issued by said corporations, National will legally acquire said short-term notes; and

                      (d)  the legal right of the holders of any
                     securities issued by National or any
                     associate company thereof will not have been violated.

          I am a member of the New York Bar and do not hold myself out as an expert on the laws of any other state. Accordingly, in giving this opinion, I have relied, as to all matters governed by the laws of New Jersey, upon the opinion of Stryker, Tams and Dill, New Jersey counsel for National, and as to all matters governed by the laws of Pennsylvania, upon the opinion of Gwendolyn M. Ralph, Esq., Pennsylvania counsel for National's subsidiaries, both filed as exhibits to the Application-Declaration.

Securities and Exchange Commission
December 20, 1995
Page 4



          I consent to the use of this opinion as an exhibit to the Application-Declaration.

                                   Very truly yours,

                                   /s/Philip C. Ackerman

                                   Philip C. Ackerman

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